EXHIBIT 99.1
Redington, Inc. 49 Richmondville, Westport, CT 06880

Contact:	Carlton E. Turner, PhD Chief Executive Officer DelSite, Inc. 972/518-1300 or 800/527-5216	Thomas Redington Redington, Inc. 203/222-7399 212/926-1733
DelSite Reports Third Quarter 2008 Results
Completed and Planned Divestitures Will Further Company’s Focus on Commercial Development of
Vaccine, Drug Delivery and Adjuvant Technologies
Conference Call Scheduled for 4:30 p.m. Eastern Today
IRVING, TX — NOV 13, 2008 — DelSite, Inc. (OTC: DSII.OB) today reported total revenue from continuing operations for the quarter ended September 30, 2008 of $2.2 million, compared to revenue of $2.9 million in the year-ago period, a decrease of 24 percent, after accounting for a roughly 90 percent decrease in grant revenue for the Company’s DelSite Biotechnologies subsidiary due to the near completion of grant-funded studies.
Loss from continuing operations for the third quarter of 2008, including $858,000 of net funding of the Company’s drug delivery operations, was $1.4 million, or 12 cents per basic and diluted share, compared to a loss from continuing operations of $1.0 million, or 10 cents per basic and diluted share, in the prior year period. Net loss for the third quarter of 2008 was $0.5 million, or 4 cents per basic and diluted share, compared to a net loss of $2.2 million, or 21 cents per basic and diluted share, in the prior year period. Pro forma profit for the quarter, exclusive of DelSite Biotechnologies net funding, was $0.4 million, compared to a pro forma loss of $1.7 million pro forma loss in the prior year’s period. Included in the net loss and pro forma profit for the quarter was a gain of $2.0 million on the sale of the Company’s discontinued wound care product line.
For the nine months ended September 30, 2008, the Company reported a net loss of $4.5 million, or 41 cents per basic and diluted share, on revenue of $5.7 million as compared to a net loss of $7.1 million, or 65 cents per basic and diluted share, on revenue of $6.3 million for the same period last year.
“As we implement the policy decision by our Board of Directors to focus on the three drug and therapeutic platforms developed from our core polymer technology, major changes are occurring,” said Dr. Carlton E. Turner, CEO of DelSite. “We are approximately 50 percent through these changes and anticipate completion by the end of 2008, at which point DelSite will be smaller and more focused.”
“Our patent portfolio has been managed to offer maximum protection for our core technology,” Turner continued. “Our core technology is being well received and all three platforms (GelVac™ nasal powder for nasal delivery of vaccine, GelSure™ for injectable delivery of therapeutics and GPDA™ depot adjuvant for injectable delivery of vaccines) are being evaluated by biotech companies and big pharma. The personnel of DelSite are focused, dedicated disciplined and determined. As a company we are excited about the upcoming clinical trial with the bird flu vaccine.”
The domestic manufacture of specialty products for existing clients and the AloeCeuticals® line will continue to be done by DelSite, Inc., pending a suitable exit of the facility in Irving, Texas. The Company has also decided to sell its subsidiary in Liberia, Costa Rica. Until a suitable buyer is found, the international manufacture of raw materials, nutritional drinks and products will continue at this subsidiary.

As previously stated, the sale of the wound care business and other planned divestitures, together with the name change last quarter from Carrington to DelSite, reflect a strategic decision to focus solely on the development and promotion of DelSite’s natural complex carbohydrate polymer technologies for enhancing the administration, effectiveness, and stability of vaccine and therapeutic products.
DelSite’s GelVac™ nasal powder platform holds distinct advantages over current vaccine technologies by providing long-term stability at room temperature, shipping and distribution with no need for refrigeration, and administration without a needle. In addition, the vaccine is preservative-free and induces both mucosal and systemic responses. These attributes, which represent a new approach for vaccine delivery, make DelSite’s nasal powder influenza vaccine particularly well suited for pandemic preparedness when such products may need to be stockpiled for extended periods of time and rapidly distributed and self-administered under emergency conditions.
DelSite has also developed a synthetic Typhoid Vi polysaccharide vaccine based on its patented GelSite technology. This vaccine candidate meets the potency standards of currently-licensed typhoid vaccines. The starting raw material (HPGA) is uniquely suited for the synthetic vaccine antigen and is produced under cGMP in an ISO-certified facility at kilogram quantities, ensuring ample supply for the potential vaccine production.
Conference Call Today
Investors are invited to listen to today’s conference call at 4:30 p.m. Eastern, 3:30 p.m. Central, by dialing 866-804-6921 in the U.S. or 857-350-1667 internationally. The pass code is 11071485. The call is also being webcast by CCBN and may be accessed at DelSite’s web site at www.delsite.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the U.S. and 617-801-6888 internationally. The pass code for the replay is 80042095.
The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors may access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).
About DelSite Biotechnologies, Inc.
DelSite Biotechnologies, Inc. a wholly-owned subsidiary of DelSite, Inc., is dedicated to the delivery and stabilization of proteins and peptides for therapeutics and vaccines. The GelVac™ powder platform is for nasal delivery of vaccines and therapeutics. GelSure™ has been developed for liquid delivery, and GPDA™ is for adjuvant use. Core platform technology is based on a natural polysaccharide, GelSite® polymer.
About DelSite, Inc.
DelSite, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company with a core technology based on naturally-occurring complex carbohydrates. DelSite also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. DelSite is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Its technology is protected by more than 130 patents in 26 countries. For more information, visit www.delsite.com.

Non-GAAP Financial Information
This press release contains the non-generally accepted accounting principle financial measure of Pro forma loss which is defined as net loss excluding net DelSite Biotechnologies expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company’s profitability before funding the research and development activities of its DelSite subsidiary. Pro forma loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net loss is included in the following tables.
Certain statements in this release concerning DelSite may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company’s management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; the ability of the Company to address its liquidity issues; and a number of other factors and risks described from time to time in the Company’s filings with the Securities & Exchange Commission.
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DELSITE, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product sales	$1,868	$1,972	$4,501	$4,638
Grant income	91	776	802	1,398
Royalty income	197	104	405	313

Total revenues	2,156	2,852	5,708	6,349

Costs and expenses:
Cost of product sales	1,076	1,265	3,308	2,804
Selling, general and administrative	303	334	959	1,019
Research and development-DelSite	949	1,300	3,012	3,575
Gain on sale of land	—	—	(1,573)	—
Other income	(1)	(8)	(1)	(25)
Interest expense, net	1,180	932	3,453	1,771

Loss from continuing operations before income taxes	(1,352)	(971)	(3,180)	(2,795)
Benefit for income taxes	—	—	—	—

Loss from continuing operations	(1,352)	(971)	(3,180)	(2,795)
Gain/(Loss) from discontinued operations, net of taxes	876	(1,278)	(1,353)	(4,297)

Net loss	$(476)	$(2,249)	$(4,533)	$(7,092)

Basic and diluted net loss per share - continuing operations	$(0.12)	$(0.10)	$(0.29)	$(0.26)

Basic and diluted net gain/(loss) per share - discontinued operations	$0.08	$(0.11)	$(0.12)	$(0.39)

Basic and diluted net loss per share - net loss	$(0.04)	$(0.21)	$(0.41)	$(0.65)

Basic and diluted average shares outstanding	11,165	10,927	11,124	10,912

Reconciliation of Non-GAAP Financial Measures:
Net loss	(476)	(2,249)	(4,533)	(7,092)
Less: DelSite grant income	91	776	802	1,398
Plus: DelSite expenses	949	1,300	3,012	3,575

Pro forma gain/(loss) before DelSite	382	(1,725)	(2,323)	(4,915)

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DELSITE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$113	$1,185
Accounts receivable, net	616	2,348
Inventories, net	1,484	1,216
Prepaid expenses	388	147
Assets held for sale	2,024	2,854

Total current assets	4,625	7,750
Cash, restricted	325	489
Property, plant and equipment, net	3,809	4,368
Other assets, net	1,067	1,558

Total assets	$9,826	$14,165

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Line of credit	$2,990	$2,990
Accounts payable	1,995	1,697
Accrued liabilities	2,742	1,440
Current portion of long-term debt and capital lease obligations	6,906	4,167
Deferred revenue	264	485
Liabilities related to assets held for sale	413	262

Total current liabilities	15,310	11,041
Long-term debt and capital lease obligations, net of debt discount	15	4,892
Commitments and contingencies	—	—
Shareholders’ (Deficit):
Common stock	112	110
Capital in excess of par value	62,083	61,283
Accumulated deficit	(67,691)	(63,158)
Treasury stock at cost	(3)	(3)

Total shareholders’ deficit	(5,499)	(1,768)

Total liabilities and shareholders’ deficit	$9,826	$14,165

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